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                                                                      EXHIBIT 22

                         INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
Roper Industries, Inc.


We consent to incorporation by reference in the registration statements No.'s 333-36897, 33-71094, 33-77770 and 33-78026 on Form S-8 of Roper Industries, Inc.
of our report dated December 5, 1997 relating to the consolidated balance sheets of Roper Industries, Inc. and subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1997, and the related schedule, which report appears in the October 31, 1997 annual report on Form 10-K of Roper Industries, Inc.



Atlanta, Georgia
January 20, 1998